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                                                                    EXHIBIT 99.1

                                                             Contact: Brock Hill
                                                                  (626) 535-1932

                        COAST LITIGATION TRUST ANNOUNCES
                    FILING OF REQUEST FOR INTERLOCUTORY APPEAL
              AND GOVERNMENT FILING OF MOTION FOR RECONSIDERATION

          PASADENA, California, January 19, 2001 - The Coast Federal Litigation Contingent Payment Rights Trust (the "Trust") (NASDAQ:CCPRZ) announced today that, in connection with Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Civil Action No. 92-466C (the "Litigation") in the United States Court of Federal Claims (the "Claims Court")), on January 17, 2001, Coast Federal filed a motion with Judge Hewitt of the Claims Court requesting that Judge Hewitt certify for interlocutory appeal her December 28, 2000, order (the "Order") granting partial summary judgement to the government as to the duration of Coast Federal's capital credit. Coast Federal seeks to appeal Judge Hewitt's conclusion that Coast Federal's capital credit did not constitute a permanent credit to its regulatory capital as well as Judge Hewitt's subsequent determination that the capital credit is required to be amortized over 12.7 years rather than 25 years. Coast Federal's motion also requests that all proceedings in the Litigation be stayed pending resolution of the requested appeal. If Judge Hewitt were to issue an Order granting Coast Federal's motion, Coast Federal would make application to the United States Court of Appeals for the Federal Circuit (the "Court of Appeals") to permit Coast Federal to make such an appeal. If the Court of Appeals were to grant such an application, and if Judge Hewitt were to grant Coast Federal's motion to stay proceedings in the Claims Court, such proceedings would be stayed pending the outcome of the appeal. If the Court of Appeals were to deny such an application, or if Judge Hewitt denies Coast Federal's motion, the Litigation would proceed toward trial on the issue of damages.

          The Trust also announced today that, on January 16, 2001, the government filed a motion for reconsideration and clarification of the Order. Specifically, the government requests (i) a final ruling that the "level yield" method of amortization governed the amortization of the capital credit, (ii) reconsideration of Judge Hewitt's denial of summary judgment concerning Coast Federal's lost profits claims in light of the Judge's other rulings and analysis, and (iii) reconsideration of the Order's forseeability holding because it is based upon alleged mistakes of fact and errors of law. The "level yield" method of amortization would require that a significantly higher portion of the capital credit would be amortized during the early years of the amortization period than would be required under a "straight line" method of amortization. The effect would be to more rapidly decrease the amount of the capital credit that would have been available to Coast Federal absent the government's breach of contract. Pursuant to the rules of the Claims Court, Coast Federal will not have an opportunity to respond to the government's motion unless requested to do so by Judge Hewitt.

          The Trust is unable to predict when Judge Hewitt may rule on either Coast Federal's motion seeking interlocutory appeal or the government's motion for reconsideration. In the event that Judge Hewitt denies both motions, the Trust is unable to predict when trial on damages in the Litigation would commence as no trial date has been established by Judge Hewitt.
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          The Trust, established as part of the transaction pursuant to which
Coast Savings Financial, Inc. ("Coast Savings"), merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the Litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##